Exhibit 10.1
FINAL EXECUTION VERSION
RESIGNATION AND RELEASE AGREEMENT
THIS RESIGNATION AND RELEASE AGREEMENT (this “Agreement”) is dated as of this 16th day of October, 2008 between B. K. Chin (the “Executive”) and Global Industries, Ltd., a Louisiana company (“Global”), and is effective as of the effective date as set forth herein.
WITNESSETH:
Whereas, Executive is currently an executive officer and employee of Global and serves as Chief Executive Officer of Global (together with its subsidiaries and affiliates, the “Company”) pursuant to that certain Employment Agreement by and between Executive and the Company dated as of September 18, 2006 (the “Employment Agreement”) but desires to resign his employment with the Company effective as of the date of this Agreement; and
Whereas, in consideration for the releases and obligations of Executive hereunder, the Company agrees to provide Executive with the compensation and benefits specified in Paragraph 1 below in lieu of any compensation and benefits under the Employment Agreement (as modified herein) as if termination of employment had been pursuant to Section 5(a)(iv) of the Employment Agreement and as otherwise provided in this Agreement, and Executive and the Company desire to provide for the terms and conditions of such benefits; and
Whereas, under the Employment Agreement, Executive would not be owed the consideration described below in the case of his resignation;
Now, therefore, in consideration of the above premises, the agreements, releases and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	In consideration for Executive’s promises, the Company agrees to provide Executive the following compensation and benefits in full substitution and replacement of any compensation or benefits described in Section 6(b) of the Employment Agreement:
A.	The sum of $2,857,000.00 which amount equals (1) Executive’s current base salary of $715,000.00 plus the target bonus of $643,500.00 multiplied by two plus (2) $140,000.00 to provide Executive with money to purchase health insurance.
1.	The first payment shall be paid on or before the fifth business day after the Effective Date and shall be in the total amount of $1,166,041.66, which is the sum of the following amounts:
(i)	$460,000.00, which is equal to the maximum amount of the salary and bonus multiple payable pursuant to the Employment Agreement under Treasury Regulation § 1.409A-1(b)(9)(iii)(A);

(ii)	$566,041.66, which is the portion of the monthly salary and bonus multiple that would be payable under the Employment Agreement within the short- term deferral period as provided under Treasury Regulation § 1.409A-1(b)(4); and

(iii)	$140,000 for health insurance payments, of which $13,752 is the portion of health insurance payments
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that are the Company’s obligation under the Employment Agreement and is paid pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(D), and $126,248 of which is an additional right to which Executive was not previously entitled and is payable within the short-term deferral period as provided under Treasury Regulation § 1.409A-1(b)(4)
2.	The remaining balance of $1,690,958.34 shall be paid on the date that is six months after the date of this Agreement, or such earlier time after the Effective Date as permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Delayed Payment Date”) and is paid in lump sum pursuant to the transition rules provided in IRS Notice 2007-86, Section 3.02.
B.	As of the date of this Agreement each of the award agreements related to all shares of restricted stock of the Company then held by Executive are hereby amended to provide that the shares of restricted stock issued pursuant to such award agreement shall not be forfeited or required to be surrendered until the eight day after the date of this Agreement. The Company and Executive acknowledge that, as of the date of this Agreement, Executive is no longer subject to a “substantial risk of forfeiture” with respect to the restricted stock within the meaning of Section 83(a)(1) of the Internal Revenue Code of 1986, as amended. On the Effective Date of this Agreement, (1) all Company stock options then held by Executive shall become fully vested and exercisable and the exercise period for each such option shall be extended to the 10th anniversary of the original grant date of such option; (2) all shares of restricted stock of the Company then held by Executive shall vest in full (and all forfeiture restrictions thereon shall lapse in full); and (3) all performance units held as of the date of this Agreement by Executive shall cease to be subject to any proration based on Executive’s period of employment with the Company during the performance period applicable to such performance units and Executive shall be fully entitled to all rights under such award and to be paid, in accordance with the terms of such performance unit awards following the end of the applicable performance period, the amount, if any, payable with respect to such performance unit award based on the level of achievement of the performance goals applicable for such performance period under the performance unit award. All other terms provided for in the option agreements, restricted stock agreements and performance unit agreements shall remain in effect and unchanged. Executive acknowledges that such amendments to his existing stock options, restricted stock awards and performance unit awards may have significant tax consequences, including causing the stock options to be treated as “non-qualified” stock options for tax purposes.

C.	The Company waives all rights and interest pertaining to Executive’s membership in Lakeside Country Club.

D.	Upon receipt of an appropriate invoice prior to January 31, 2009, the Company agrees to pay within 30 days of such receipt the
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actual amount of Executive’s legal fees for the legal assistance that Executive received in relation to the negotiations of this Agreement up to $25,000.
2.	The terms of the consulting arrangement shall be as follows:
A.	As of the date hereof, the relationship presently existing between the Company and Executive shall change from an employment relationship to a contractor relationship. The Company and Executive agree that Executive’s ability to earn the amounts provided for in this paragraph 2 are in consideration of the readiness and performance of the Consulting Services (as defined herein) to be performed by Executive hereunder. During the Consulting Period, Executive shall not be considered an employee of the Company for any purpose, and accordingly shall not participate in any of the employee benefit plans or payments of the Company.

B.	During the period from the date of this Agreement through the one hundred and eightieth (180) day thereafter, provided that upon 5 days’ notice to Global, Executive may terminate this consulting arrangement at any time after December 31, 2008 (the “Consulting Period”), Executive agrees to serve as a consultant of the Company in accordance with the provisions of this Agreement and the Company agrees to retain Executive as a consultant under the terms of this Agreement. During the Consulting Period, Executive shall make himself available to the Company as requested by the Company’s Board or Chief Executive Officer. When so requested, Executive will consult with officers and employees of the Company, and others, from time to time at mutually agreeable times and places pertaining to the business of the Company (“Consulting Services”). The particular amount of time Executive may spend in fulfilling his Consulting Services obligations may vary from day to day or week to week, but Executive shall use his reasonable efforts to be prepared and available at such times as are reasonably requested by the Company. While retained as a consultant by the Company, Executive shall have the right to devote his business day and working efforts to such other business, professional, public service, or community pursuits as do not interfere with the rendering of Consulting Services by Executive hereunder or violate the covenants. Notwithstanding anything in this Agreement to the contrary, in no event shall the consulting services Executive performs for the Company after the date of his termination of employment exceed 20% of the average level of his services (as an employee or director) for the Company over the 36-month period immediately preceding this termination of employment (or the full period of his service to the Company if less than 36 months).

C.	During the Consulting Period, subject to and in consideration of Executive’s compliance with the covenants set forth herein and in the Employment Agreement, the Company shall pay Executive a fee, payable monthly in arrears, at an annual rate equal to $715,000, the first monthly payment shall be due and payable on November 1, 2008 (and such payment shall be for the period
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from the Effective Date through the last day of the month in which the Effective Date occurs) and subsequent monthly payments shall be made on the first business day of the succeeding months until payment has been made for each of the days in the Consulting Period prior to any permitted termination by Executive; provided, however, that any monthly payment due to be paid pursuant to this paragraph 2.C after March 15, 2009 and before the Delayed Payment Date shall be payable on the Delayed Payment Date.

D.	Executive will act as an independent contractor and will be solely responsible for all taxes related to these payments. Throughout the Consulting Period, Executive shall be an independent contractor with the full power and authority to select the means, methods and manner of performing the Consulting Services hereunder; provided, however, that Executive shall secure the approval of the Company as to the means, methods, and manner in which the Company and its affiliates are represented. Executive will in no way be considered to be an agent, employee, or servant of the Company. Executive shall have no authority to bind the Company in any capacity for any purpose. It is not the purpose or intention of this Agreement or the parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.
3.	All payments described in Paragraph 1 above will be subject to Internal Revenue Service regulations and the Company may withhold from any amounts payable under this Agreement and the Employment Agreement such federal, state and local taxes as shall be required to be withheld pursuant to any applicable laws or regulations. Section 6(e) of the Employment Agreement shall continue in effect following the Effective Date of this Agreement except that Section 6(e)(ii) shall be deemed deleted and of no further effect and the Company shall pay any Gross-up Payment in accordance with Section 6(e)(iii).

4.	In exchange for the consideration described in paragraph 1 of this Agreement, Executive (a) hereby resigns as of the Effective Date from all positions with Global and any of its affiliates or subsidiaries including without limitation as an officer and director of Global, (b) acknowledges that the compensation and benefits provided in paragraph 1 hereof are in lieu of any compensation that might otherwise be due to Executive under the Employment Agreement or otherwise including without limitation any health or medical insurance benefits and (c) knowingly and voluntarily for and on behalf of himself and his spouse, agents, beneficiaries, heirs, executors, administrators, assigns and all persons or entities acting by, through, under or in concert with any of them (the “Releasing Persons”), hereby fully, finally and forever unconditionally waives, settles, releases, and discharges the Company, its subsidiaries and affiliates and each of their officers, directors, agents, representatives, employees, successors, assigns, insurers and all persons or entities acting by, through, under or in concert with any of them (the “Released Persons”) from any and all claims, demands, damages, actions or causes of action, including any claim for attorney’s fees, of whatever nature, in law or equity, whether known or unknown, matured or unmatured, liquidated or unliquidated, vested or contingent and whether or not involving negligence of any person or entity, growing out of tort, contract, compensation or otherwise, arising out of, related to or based upon acts or failures to act or any event, circumstance or condition existing as of the date Executive accepts this Agreement, including but not limited to, all rights of action
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under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2611, et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1002; the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.; all laws of the State of Texas, including but not limited to, Texas Commission on Human Rights Act, Texas Labor Code §21.001, et seq.; and any other law or laws of the United States, the State of Texas, and any other state in the United States, or any ordinances of any locality, which may have afforded Executive a cause of action or a legal or equitable claim of any sort in connection with his employment or resignation from employment. This release also includes any and all claims and causes of action Executive or any of the other Releasing Persons may have against the Released Persons for compensation of any kind based on any other theory of liability, statutory or non-statutory, in contract or in tort, including, but not limited to, claims for unpaid compensation, wrongful discharge, breach of any express or implied employment contract or agreement, including all claims under the Employment Agreement, breach of any covenant of good faith and fair dealing, abuse of rights, fraud, defamation, violation of public policy, breach of fiduciary duty, whistle blowing, wrongful discharge, retaliatory discharge, breach of contract, libel, slander, defamation, harassment of any kind, intentional infliction of emotional distress, retaliation or employment discrimination of any kind. Executive acknowledges that he has not witnessed any Sarbanes-Oxley-protected activity, and waives any right to file any Sarbanes-Oxley claim as defined in 18 U.S.C. § 1514A. Executive further acknowledges and agrees that by virtue of this Agreement, he is waiving any rights or claims resulting from cessation of his employment with the Company in accordance with the terms of this Agreement as well as any claims for reinstatement and future employment by the Company and that he and the other Releasing Persons will be precluded from asserting a legal claim for the Company’s refusal to rehire him in the future. Executive knowingly and voluntarily for and on behalf of himself and the Releasing Persons hereby fully, finally and forever unconditionally waives and releases any rights pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to continue medical benefits under the Company’s group health plan and agrees not to assert any right thereto or make any such election thereunder. Executive acknowledges and understands that he is waiving his and the other Releasing Persons right to file suit in a court of law for any claim he or any of the other Releasing Persons may have under the laws and statutes named in this paragraph. Upon the request of the Company Executive agrees to promptly provide written confirmation of his resignation of all positions with the Company.

5.	Executive acknowledges, by entering into this Agreement, that the Company does not admit to any unlawful or tortious conduct or any other wrongdoing in connection with Executive. Executive further agrees that neither this Agreement nor any action or acts taken in connection with this Agreement, nor pursuant to it will constitute an admission or any evidence of unlawful or tortious conduct or wrongdoing on the part of the Company, its employees, or any other person or entity. The Company specifically denies that it, its employees or its agents committed any unlawful, tortious, or improper acts against Executive at any time. Executive agrees not to make any public statement contrary to his agreement and acknowledgment contained in this paragraph 5.

6.	Executive, for and on behalf of himself and the other Releasing Persons, also agrees and covenants not to file, encourage others to file, participate in or assist others in any manner in the filing of a lawsuit to assert any claim against the Company or any other Released Person with respect to his employment with the Company, the cessation of his employment with the Company, or based upon,
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related to or arising out of Executive’s ownership of stock in the Company, provided that nothing herein shall prohibit Executive from seeking to enforce or assert his rights, if any, under this Agreement, the Employment Agreement as modified by this Agreement, the Indemnification Agreement, dated October 2, 2006, the Company’s existing defined benefit plan, 401(K) plan, outstanding stock options, restricted stock awards and performance units awards (in each case as specifically modified by this Agreement). Any lawsuit filed in violation of this Agreement shall constitute a breach of this Agreement. Additionally, Executive agrees that he will not accept any remedy from any administrative agency having jurisdiction over claims of alleged employment discrimination, compensation or labor. Executive agrees to defend, indemnify, and hold the Company and the other Released Persons harmless from any and all attorneys’ fees, costs, expenses, and damages they may incur as a result of any claim that is released in this Agreement made by him or any other Releasing Person.

7.	Executive acknowledges and agrees that his agreements and obligations under Sections 3, 6(e), and 11 of the Employment Agreement continue to be in effect and that he has and intends to continue to comply with those terms of the Employment Agreement provided that the “Non-Competition Period” under Section 11 of the Employment Agreement shall be amended such that the words “for a period of 24 months after the Date of Termination” shall hereafter read “for the Consulting Period.” Global acknowledges and agrees that its agreements and obligations under Sections 3 and 6(e) of the Employment Agreement continue to be in effect and that it has and intends to continue to comply with those terms of the Employment Agreement provided that the “Non-Competition Period” under Section 11 of the Employment Agreement shall be amended such that the words “for a period of 24 months after the Date of Termination” shall hereafter read “for the Consulting Period.”

8.
A.    Executive acknowledges and agrees that the consideration under this Agreement is being provided to him in exchange for his promises and releases herein, and such consideration would not otherwise have been provided had he not entered into this Agreement. In the event of any material breach of this Agreement by Executive he shall be liable for any damages to the Company or any of the other Released Persons. In the event of any material breach of this Agreement by the Company, it shall be liable for damages.

B.	Executive acknowledges that he (a) has had sufficient time and the opportunity, whether or not exercised, to have this Agreement reviewed by counsel of Executive’s choosing and to be advised as to his rights and obligations hereunder and (b) he has read this Agreement carefully and that he fully understands all of its provisions. THE COMPANY ADVISES EXECUTIVE TO CONSULT WITH LEGAL AND TAX COUNSEL WITH RESPECT TO THIS AGREEMENT AND ITS IMPLICATIONS BEFORE EXECUTING IT. Executive acknowledges that he had the opportunity if he so desired to have at least twenty-one days to consider the terms and conditions set forth in this Agreement. By his execution of this Agreement, Executive acknowledges that he has voluntarily accepted the terms and conditions of this Agreement.

C.	Executive will have seven calendar days following the execution of this Agreement to change his mind and to revoke this Agreement. If Executive chooses to revoke, such revocation may only be made in writing to the Chairman of Company’s Board of Directors. IF NOT REVOKED WITHIN THOSE SEVEN DAYS BY EXECUTIVE, THIS
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AGREEMENT SHALL BECOME EFFECTIVE ON THE EIGHTH DAY FOLLOWING EXECUTION OF THIS AGREEMENT (SUCH DATE BEING THE “EFFECTIVE DATE”). Unless this Release becomes irrevocable within 30 days of Executive’s termination of employment, Executive shall not be entitled to any severance pay or benefits pursuant to this Agreement.
9.	This Agreement together with the Employment Agreement contains the entire understanding and agreement of the Company and Executive with respect to the subject matter hereof and supercedes and terminates all other agreements or understandings with respect to the subject matter hereof, except that it shall not effect any amendment or termination of Executive’s rights or benefits under the Company’s existing defined benefit plan, 401(k) plan, outstanding stock options, restricted stock awards and performance units awards (except with respect to options the changes in vesting thereof and period to exercise, with respect to restricted stock awards the lapse of forfeiture restrictions with respect thereto, and with respect to performance unit awards the deletion of the provisions providing for pro ration of benefits based on the period of employment, in each case as are specifically described in paragraph 1 hereof). For the avoidance of doubt, this Agreement shall not affect the rights or obligations of Global or the Executive under that certain Indemnification Agreement dated October 2, 2006.

10.	This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, director or representative of the Company or by any written agreement unless signed by a director or officer of the Company who is expressly authorized by the Board to execute such document.

11.	The terms and provisions of Sections 7, 8, 12(a), (d), (e), (f), (g), (h) and (i) of the Employment Agreement are incorporated and made a part of this Agreement and shall be fully applicable to and govern this Agreement to the same extent as if fully set forth herein provided that the words “by terminating any payments then owing to the Executive under this Agreement and” shall be deleted and of no effect for purposes of this Agreement.

12.	This Agreement is personal to the Executive and he may not assign or pledge any interest herein or delegate or assign any obligation hereunder without Global’s prior written consent. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, and beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Employer and its successors.
EACH OF THE PARTIES ACKNOWLEDGE AND AGREE TO THE TERMS OF THIS AGREEMENT THIS 16th DAY OF OCTOBER, 2008.
WITNESS:

/s/ B.K. Chin

B.K. Chin

WITNESS:
	BY:	/s/ David R. Sheil

	Name:	David R. Sheil
	Title:	Vice President, HR
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